Exhibit 99.1

FOR IMMEDIATE RELEASE

Yappn executes purchase agreement for patents and
ecommerce language services assets

Yappn buys assets of Ortsbo Inc.

NEW YORK, NY – July 16, 2015 – Yappn Corp. (“Yappn” or “Company”) (OCTQB: YPPN) a leader in real-time language technology and translation is pleased to announce that it has, with the approval of the Board of Directors of each company, entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo Inc. (“Ortsbo”), a subsidiary of Intertainment Media Inc. (TSXV: INT / OTC: ITMTF / FRA: I4T) (“Intertainment”) as previously announced on May 26, 2015.

The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of US $17 Million, which will be paid by the assumption of US $1 Million in debt and the issuance of US $16 Million worth of Yappn restricted common shares (320 Million shares at US $0.05 per share). The transaction is subject to closing conditions including each party obtaining all necessary approvals, including stock exchange approval and shareholder approval, if required.

In anticipation of these transactions, on June 11, 2015, Yappn announced that its Windrose Global Ecommerce Platform (“Windrose” or “WGE”) is now available at Shopify’s® app store. Yappn’s WGE application for Shopify® is a Microsoft Azure® cloud recurring fee based software-as-a-service (SaaS) deliverable that is a combination of a native Shopify® application (app) and a cloud-based real-time service and portal enabling E-tailers to expand their reach into up to 67 different languages simply and easily through an automated app install without any development or computer programming experience required on the user’s part. The Windrose app allows online stores to be viewed in multiple languages without the creation of additional Shopify® storefronts, making marketing, sales and support seamless and easy to both the customer and vendor.

Yappn also announces that it has completed a secured debt financing of US $4.5 Million of secured debentures and expects to close a further US $1 Million prior to the completion of the purchase of the Ortsbo assets. This financing is supported by Yappn’s secured line of credit holders and, as previously announced, Yappn executed a non-binding letter of intent with Winterberry Investments Inc. (“Winterberry”), a private company led by Mr. David Berry, pursuant to which Winterberry will facilitate and manage the financing transaction as well as to advise on Yappn’s future capital programs. This additional capital will be primarily used by Yappn to roll out its global Ecommerce expansion programs, and enable online Ecommerce technology companies, online vendors and development partners to enable real-time language programs to service a growing global audience.

"Execution of this agreement provides Yappn with ownership of key assets to move its business forward and continue to accelerate revenue programs and opportunities,” said David Lucatch, Founder and CEO of Yappn Corp. “Throughout our development our key stakeholders, including our line of credit holders, have been very supportive and we believe that the agreement to engage with David Berry to lead our capital markets programs enhances opportunities and potential future value of Yappn.”

FOR IMMEDIATE RELEASE

The Company continues to expand its efforts with Ecommerce and communications as it has been testing a number of solutions to enable single language online storefronts to effectively market, sell and support E-tailing efforts, including the shopping cart, in multiple languages and is expecting a near term delivery of its framework for commercial revenue programs.

For more information, please visit www.yappn.com

To learn more about Why Language Matters to a growing global economy, visit our blog at www.whylanguagematters.com

About Yappn

Yappn is a real-time multilingual company that amplifies brand and social messaging, expands online commerce and provides customer support by globalizing these experiences with its proprietary approach to language. Through its real-time multilingual amplification platform, Yappn eliminates the language barrier, allowing the free flow of communications in 67 languages.

Yappn focuses on delivering global reach and efficiencies without the need of human intervention, making the language experience immediate through all phases of Ecommerce, online events and content programming.

Yappn Corp. is publicly traded in the U.S. on the OTCQB – symbol “YPPN” Intertainment Media Inc. (TSXV: INT / OTC: ITMTF / FRA: I4T), a leading technology incubator, has a controlling interest in Yappn Corp.

For more information, please visit http://www.yappn.com or contact:

David Lucatch, Founder and CEO

info@yappn.com

or

Jeanny So, VP, Corporate Communications

jeanny@yappn.com

T: 1.800.395.9943 x 228

To be added to the news release distribution list, please email: jeanny@yappn.com with the word
“News” on the subject line.

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FOR IMMEDIATE RELEASE

Forward Looking Information

Legal Notice and Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, and those preceded by or that include the words “believes,” “expects,” “given,” “targets,” “intends,” “anticipates,” “plans,” “projects,” “forecasts” or similar expressions, are “forward-looking statements.” Although Yappn Corp.’s management believes that such forward-looking statements are reasonable; it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Current Report on Form 8-K filed on April 3, 2013 and each subsequently filed Quarterly Report on Form 10-Q and Current Report on Form 8-K. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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